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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM


To the Board of Directors of Aethlon Medical, Inc.


         We hereby consent to the incorporation by reference into this Registration Statement on Form SB-2 of Aethlon Medical, Inc. of our report dated June 27, 2005, relating to the consolidated balance sheet of Aethlon Medical, Inc. as of March 31, 2005 and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the two-year period then ended and for the period from January 31, 1984 (Inception) to March 31, 2005. We also consent to the reference to our Firm under the caption "Experts".



\s\ SQUAR, MILNER, REEHL & WILLIAMSON, LLP

Newport Beach, California
December 6, 2005